Exhibit 99.1

NEWS RELEASE

Battalion Announces Appointment of New Chief Financial Officer

HOUSTON, TEXAS – August 19, 2020 – Battalion Oil Corporation (NYSEA: BATL, “Battalion” or the “Company”) today announced the appointment of Kevin Andrews as Executive Vice President, Chief Financial Officer and Treasurer of the Company effective August 17, 2020, replacing Ragan Altizer, who plans to retire from the oil and gas industry.

Rich Little, Battalion’s Chief Executive Officer commented, “Kevin brings to Battalion a substantial track record in M&A, which will serve us well as we continue to evaluate responsible, accretive growth through consolidation. With the momentum we have achieved so far, I am pleased to leverage our strengths as a company in further pursuit of transformational change.”

Mr. Andrews has led a successful career in oil and gas investment banking, most recently serving as Managing Director and Head of Energy Investment Banking at Imperial Capital, and previously at Wunderlich Securities, Pritchard Capital Partners and Morgan Keegan. Prior to his career in investment banking, Mr. Andrews was CFO of Denali Incorporated and Financial Manager at both Moorco International and Envirotech, a Baker Hughes subsidiary. Mr. Andrews began his career at Coopers & Lybrand after earning an MBA and a BBA in Accounting from The University of Tulsa.

Mr. Little further commented, “Ragan has played an instrumental role in the transformational change that has occurred at Battalion and we could not have accomplished this without him. His unwavering leadership and friendship have been greatly appreciated, and while his presence will be missed at Battalion, we wish him well as he enters an exciting phase in his life.”

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not strictly historical statements constitute forward-looking statements. Forward-looking statements include, among others, statements about anticipated production, liquidity, capital spending, drilling and completion plans, and forward guidance. Forward-looking statements may often, but not always, be identified by the use of such words such as "expects", "believes", "intends", "anticipates", "plans", "estimates", “projects”, "potential", "possible", or "probable" or statements that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved. Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and other filings submitted by the Company to the U.S. Securities and Exchange Commission (“SEC”), copies of which may be obtained from the SEC's website at www.sec.gov or through the Company's website at www.battalionoil.com. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company's expectations.

About Battalion

Battalion Oil Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

Contact
John-Davis Rutkauskas
Director, Corporate Finance & IR
(832) 538-0551